Pricing Supplement No Euro D200      Dated 3/17/97            Rule 424(b)(3)
(To Prospectus dated April 5, 1996 and                  File No. 333-01807
Prospectus Supplement dated April 5, 1996)
                                This Pricing Supplement consists of 3 page(s)
SALOMON INC
Medium-Term Notes, Series D
(Bearer Notes)
Due More Than Nine Months from Date of Issue
Principal Amount or Face Amount:   $2,000,000.00
Issue Price:     100.0000000000%
Proceeds to Company on original issuance:   $2,000,000.00
Commission or Discount on original issuance:  $3,500.00
Salomon Brothers International Limited's capacity on original issuance:
       |X|  As agent      | |  As principal
    If as principal
       | |  The Bearer Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | |  The Bearer Notes are being offered at a fixed initial public offering price of  % of Principal Amount or Face Amount.
Original Issue Date:    3/19/97
Stated Maturity:     3/19/07
Specified Currency:
    (If other than U.S. Dollars)
Authorized Denominations:  $100,000.00
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates:   Semi-annually on 3/19 and 9/19 from 3/19/97 to
                          3/19/99.  Annually on 3/19 thereafter.  First
                          coupon on 9/19/97.
    Accrue to Pay:  |X| Yes  | | No
Indexed Principal Note:   | |  Yes (See Attached)   |X|  No
Type of Interest on Note: | | Fixed Rate  |X| Floating Rate  | | Indexed Rate
                                                                (See Attached)
Interest Rate (Fixed Rate Notes): SEE ATTACHED
Initial Interest Rate (Floating Rate Notes): 6.70391
Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
           |X| LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
           | | Treasury Rate Constant Maturity    | | Other (See Attached)
Calculation Agent (If other than Citibank):   | | Salomon Brothers
                                              | | Other  (See Attached)
Computation of Interest:  | | 30 over 360       | | Actual over Actual
                          | | Actual over 360   |X| Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:  On interest payment dates.
Rate Determination Dates: 2 business days prior to interest payment dates.
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:
Spread (+/-):  SEE ATTACHED
Spread Multiplier:
Change in Spread, Spread Multiplier or Fixed Interest Rate prior to
    Stated Maturity:   | | Yes (See Attached)  |X| No
Maximum Interest Rate:   N/A
Minimum Interest Rate:   N/A
Amortizing Note:   | |  Yes  (See Attached)   |X|  No
Optional Redemption:   |X|  Yes   | |  No
   Optional Redemption Dates: One-time right to call on March 19, 1999 Redemption Prices:
   Redemption: |X| In whole only and not in part | | May be in whole or in part
Optional Repayment:       | |  Yes     |X|  No
        Optional Repayment Dates:
        Optional Repayment Prices:
Discount Note:   | |  Yes   |X|  No
        Total Amount of OID:
        Bond Yield to Call:
        Bond Yield to Maturity:
Listed on Luxembourg Stock Exchange:  | | Yes     |X| No
Common Code:  7415184
ISIN:  XS0074151845



Pricing Supplement No. Euro D200 dated March 17, 1997
(to Prospectus Supplement dated April 5, 1996 to
Prospectus dated April 5, 1996)


DESCRIPTION OF THE NOTES

General

                The description in this Pricing Supplement of the particular terms of the Bearer Notes offered hereby (the "Notes") supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the Bearer Notes set forth in the accompanying Prospectus and Prospectus Supplement, to which descriptions reference is hereby made.

                For the purposes of the Notes the term "Business Day" shall mean any day, other than a Saturday or Sunday, that is not a day on which banking institutions are authorized or required by law or regulation to be closed in (i) The City of New York, or (ii) London, England.


Interest

                The Notes to which this Pricing Supplement relates shall bear interest at a rate equal to:

        i) for the period from and including March 19, 1997 to but excluding March 19, 1999, a per annum rate of six-month LIBOR plus 95 basis points based on actual/360 Day Count. If interest payment date falls on a non-business day, interest payment will be made on the next succeeding business day with interest accrued to payment date.

        ii) from and including March 19, 1999 to but excluding Stated Maturity, 8.25% based on a 30/360 day count. If interest payment date falls on a non-business day, interest payment will be made on the next succeeding business day with no additional interest accrued.


Pricing Supplement No. Euro D200 dated March 17, 1997
(to Prospectus Supplement dated April 5, 1996 to
Prospectus dated April 5, 1996)


Redemption

                The Notes will be redeemable at the option of the Company, in whole only and not in part, at a Redemption Price equal to 100% of the Principal Amount set forth on the face of this Pricing Supplement (such redemption an "Optional Redemption"), on March 19, 1999 (such date an "Optional Redemption Date").

                The Company may exercise its Optional Redemption option with respect to the Note by notifying the Trustee at least 7 Calendar Days prior to March 19, 1999. At least 7 Calendar Days but not more than 60 Calendar days prior to March 19, 1999, the Trustee shall provide notice of such redemption to the Holder of the Note.